Exhibit 10.1

FOURTH AMENDMENT

TO

CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 19, 2026, by and among INNODATA INC., a Delaware corporation (“Innodata”), INNODATA SYNODEX, LLC, a Delaware limited liability company (“Synodex”), INNODATA DOCGENIX, LLC, a Delaware limited liability company (“Docgenix”), AGILITY PR SOLUTIONS LLC, a Delaware limited liability company (“Solutions”), INNODATA SERVICES, LLC, a Delaware limited liability company (“Services”, and together with Innodata, Synodex, Docgenix, Solutions and any entity that may hereafter become party to the Credit Agreement as a Borrower, individually, a “Borrower” and collectively, “Borrowers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

WHEREAS, Borrowers and Lender have entered into financing arrangements as set forth in that certain Credit Agreement, dated April 4, 2023, by and among Borrowers and Lender (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrowers have requested that Lender make certain amendments to the Credit Agreement in accordance with the terms hereof.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.

(a)             Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Credit Agreement.

(b)             Additional Definitions. Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions in the appropriate alphabetical order:

““Eligible Government Prime Accounts” mean Eligible Accounts of Borrower arising under, or owing pursuant to, a Government Prime Contract of or awarded to Borrower.”

““Government Prime Contract” means, with respect to any Person, a contract between such Person, as the prime or general contractor, and a federal Government Authority, as the customer.”

2.             Amendments to Credit Agreement.

(a)             Borrowing Base. The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“Borrowing Base” means, as of any date of determination, the result of:

(a)             85% multiplied by the amount of Eligible Accounts (other than Eligible Foreign Accounts and Unbilled Accounts); plus

(b)             85% multiplied by the amount of Eligible Government Prime Accounts (other than Eligible Foreign Accounts and Unbilled Accounts), plus

(c)             the lesser of (i) 80% multiplied by the amount of Eligible Accounts that are Unbilled Accounts and (ii) 30% of all Eligible Accounts, plus

(d)             the lesser of (i) 85% multiplied by the amount of Eligible Foreign Accounts owing from an account debtor located in a Tier 1 Country, (ii) 20% of all Eligible Accounts and (iii) $5,000,000, minus

(e)             Reserves.

Notwithstanding the foregoing, Unbilled Accounts shall not be included in the Borrowing Base until such time that Lender has performed a field examination of such Unbilled Accounts, in form, substance, scope and with results acceptable to Lender in its Permitted Discretion.”

(b)             EBITDA. Clause (vi) in the definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“(vi) restructuring charges or reserves, including any one-time costs incurred in connection any acquisition permitted or consented to hereunder and other Investments, and costs related to the consolidation and integration of facilities, information technologies infrastructure and legal entities, and severance and retention bonuses not to exceed an aggregate amount during any twelve (12) month period equal to the lesser of (i) 10% of total EBITDA, and (ii) $1,000,000,”

(c)             Material Amount. The definition of “Material Amount” set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“ “Material Amount” means $1,000,000.”

(d)             Maturity Date. The definition of “Maturity Date” set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“ “Maturity Date” means April 4, 2029.”

(e)             Maximum Credit. The definition of “Maximum Credit” set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“ “Maximum Credit” means $50,000,000.”

(f)             Increase Option. Section 2.12 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“2.12. [Reserved].”

(g)             Government Contracts. Section 4 of the Credit Agreement is hereby amended to add the following new Section 4.18 to the end thereto:

“4.18 Government Contracts. In addition to all other representations and warranties of the Borrower contained in this Agreement and the other Loan Documents, Borrower hereby represents and warrants to Lender that:

(a)            No event has occurred and, to the knowledge of Borrower, no condition exists that is reasonably likely to result in the debarment or suspension of Borrower from any contracting with a Governmental Authority, and Borrower has not been subject to any such debarment or suspension prior to the date of this Agreement;

(b)            There is no investigation by a Governmental Authority or inquiry pending of which Borrower knows or should know, or to the knowledge of Borrower, threatened, against Borrower involving fraud, deception or willful misconduct in connection with any contract between a Governmental Authority and Borrower (a “Government Contract”) or any activities of Borrower that (A) are reasonably likely to result in debarment or suspension of Borrower from any contracting with a Governmental Authority or (B) has had, or could reasonably be expected to have, a Material Adverse Change;

(c)             Borrower has not received written notification of cost, schedule, technical or quality problems that could result in one or more claims against Borrower (or a successor in interest) by any Governmental Authority in excess of Five Hundred Thousand Dollars ($500,000), individually or in the aggregate;

(d)             all Government Contracts have been legally awarded, are binding on the Borrower party thereto, and to the best of Borrower's knowledge, are binding on the other parties thereto, and are in full force and effect;

(e)             no Government Contract is currently the subject of bid or award protest proceedings, and to the best of Borrower's knowledge, no Government Contract to which Borrower is a party is reasonably likely to become the subject of bid or award protest proceedings;

(f)             (A) the Borrower has complied in all material respects with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the cost accounting standards, where and as relevant and applicable to each of the Government Contracts; (B) to the best of Borrower’s knowledge, no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract, and to the best of Borrower’s knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; (C) to the best of Borrower’s knowledge, no past performance evaluation received by Borrower with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; and (D) no money due to Borrower pertaining to any Government Contract has been withheld or set-off as a result of any claim(s) made against Borrower involving amounts in excess of Five Hundred Thousand Dollars ($500,000), individually or in the aggregate.

(g)             Borrower has not taken any action or is a party to any litigation that could reasonably be expected to give rise to (A) liability under the False Claims Act, (B) a claim for price adjustment under the Truth in Negotiations Act, or (C) any other request for a reduction in the price of any Government Contract in excess of Five Hundred Thousand Dollars ($500,000), individually or in the aggregate;

(h)             No Government Contract to which Borrower has been a party has been terminated by a Governmental Authority for default of Borrower in the past ten (10) years;

(i)             Neither Borrower nor any Affiliate of Borrower nor any of their respective directors, officers or employees has received any notice of, or information concerning, any proposed, contemplated or initiated suspension or debarment, be it temporary or permanent, due to an administrative or a statutory basis, of Borrower or any Affiliate of Borrower by any Governmental Authority;

(j)             Neither Borrower nor any Affiliate of Borrower has defaulted under any Government Contract which default would be a basis of terminating such Government Contract, and no cure notice or show cause notice has been issued to Borrower or any Affiliate of Borrower for which corrective action(s) have not been initiated or completed;

(k)             (A) Borrower has not undergone, and Borrower is not undergoing, any audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, (B) Borrower has not received written notice of, and Borrower has not undergone, any investigation or review relating to any Government Contract involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, and (C) no such audit, review, inspection, investigation, survey or examination of records has been threatened in writing;

(l)             Borrower has not received any official written notice that it is or was being specifically audited (other than a routine audit in the ordinary course of Borrower’s business) or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney);

(m)             The Borrower maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems), where required, that are in compliance in all material respects with all requirements of all of the Government Contracts and of applicable government laws and regulations;

(n)             Neither Borrower, nor to the best of Borrower’s knowledge, any of its employees, officers or agents, has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1,-2;

(o)             All reasonable documentation requested by Lender for compliance with the Assignment of Claims Act with respect to any Government Contract providing for annual revenue in excess of Five Hundred Thousand Dollars ($500,000) has, if requested by Lender, been executed and delivered by Borrower to Lender in connection with each Government Contract required to be assigned pursuant to the terms of this Agreement;

(p)             Each Borrower signatory to a United States federal Government Contract will duly register in the Central Contractor Registration/System for Award Management (the “SAM”) pursuant to applicable FAR provisions;

(q)             Borrower shall, promptly (but in no event more than fifteen (15) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of any default under any Government Contract providing for annual revenue in excess of Five Hundred Thousand Dollars ($500,000) or any event which, if not corrected, could give rise to a default under any such Government Contract providing for annual revenue in excess of Five Hundred Thousand Dollars ($500,000). Borrower also shall promptly (but in no event more than fifteen (15) days after the occurrence of each such event or matter) give written notice to Lender of a termination for convenience or actual notice of termination for default with respect to any Government Contract providing for annual revenue in excess of Five Hundred Thousand Dollars ($500,000) which shall have been issued to or received by Borrower; and

(s)             In addition to all other Events of Default set forth in this Agreement, each of the following shall also constitute an Event of Default: (a) if Borrower shall be debarred or suspended from any contracting with any Governmental Authority; or (b) if a notice of debarment or notice of suspension shall have been issued to Borrower.”

(h)             Field Examinations. Clause (a) in Section 5.7 of the Credit Agreement is deleted in its entirety and the following substituted therefor:

“(a) Lender shall not conduct, at the expense of a Borrower, more than one (1) field examination in any 12-month period so long as Excess Availability during such 12 month period is at all times not less than 15% of the Maximum Credit,”

(i)             Eligible Accounts. Clause (c) and clause (j) of Schedule 1.1(a) to the Credit Agreement are deleted in their entirety and replaced with clause (c) and clause (j) set forth on Exhibit A attached hereto.

(j)             Fees and Expenses. Schedule 2.5 to the Credit Agreement is deleted in its entirety and replaced with Schedule 2.5 attached as Exhibit B hereto.

(k)             Borrowing Base Reporting. Section 6 of Schedule 5.1 to the Credit Agreement is deleted in its entirety and the following substituted therefor:

“6. Borrowing Base Certificate. As soon as possible after the end of each calendar month (but in any event within 20 days after the end thereof), or more frequently as Lender may require, including, without limitation, on a weekly basis at any time an Event of Default has occurred and is continuing or Excess Availability shall be less than 15% of the Maximum Credit and thereafter (until such time as such Event of Default shall not exist for a period of 60 consecutive days or Excess Availability shall be greater than such amount for a period of 60 consecutive days), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and delivered by or on behalf of a Borrower (and nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Lender in its Permitted Discretion, the determination of Lender shall govern and, absent manifest error, be conclusive and binding upon Borrowers).”

(l)             Collateral Reporting. Section 7 of Schedule 5.1 to the Credit Agreement is deleted in its entirety and the following substituted therefor:

“7. Collateral Reports.

(a)             As soon as possible after the end of each calendar month (but in any event within 20 days after the end thereof), or more frequently as Lender may require at any time an Event of Default has occurred and is continuing or the Excess Availability shall be less than 15% of the Maximum Credit and thereafter (until such time as such Event of Default shall not exist for a period of 60 consecutive days or Excess Availability shall be greater than such amount for a period of 60 consecutive days):

(i)             a detailed aging of accounts receivable (together with a reconciliation to the previous period’s aging and the general ledger) including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to Lender, together with a summary specifying the name, address, and balance due for each account debtor (and including a list of all claims, offsets, or disputes asserted by account debtors with respect to each Borrower's accounts), and a monthly (or such other applicable period) accounts receivable roll-forward in a format acceptable to Lender tied to the beginning and ending accounts receivable balances of each Borrower’s general ledger; and

(ii)             agings of outstanding accounts payable by vendor (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral) and any book overdraft and held checks.”

3.             Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Lender of an original (or electronic copy) of this Amendment duly authorized, executed and delivered by Borrowers.

4.             Effect of this Amendment. Except as amended pursuant hereto, no other amendments or modifications to the Credit Agreement are intended or implied and in all other respects the Credit Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Credit Agreement, the terms of this Amendment shall control.

5.             Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment.

6.             Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

7.             Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Texas (without giving effect to principles of conflict of laws).

8.             Electronic Signatures. This Amendment, and any notices delivered under this Amendment or the Credit Agreement, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Lender reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment or on any notice delivered to Lender under this Amendment or the Credit Agreement. This Amendment, and any notices delivered under this Amendment or the Credit Agreement, may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Amendment and any notices as set forth herein or in the Credit Agreement will be as effective as delivery of a manually executed counterpart of the Amendment or notice.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

INNODATA INC.

By:	/s/ Marissa Espineli
Name: Marissa Espineli
Title: Interim CFO

INNODATA SYNODEX, LLC

By:	/s/ Marissa Espineli
Name: Marissa Espineli
Title: Interim CFO Innodata Inc., Sole Member

INNODATA DOCGENIX, LLC

By:	/s/ Marissa Espineli
Name: Marissa Espineli
Title: Interim CFO Innodata Inc., Sole Member

AGILITY PR SOLUTIONS LLC

By:	/s/ Marissa Espineli
Name: Marissa Espineli
Title: Interim CFO Innodata Inc., Sole Member

INNODATA SERVICES, LLC

By:	/s/ Marissa Espineli
Name: Marissa Espineli
Title: Interim CFO Innodata Inc., Sole Member

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Natisha Collins
Name: Natisha Collins
Title: Senior Associate

[Signature Page to Fourth Amendment to Credit Agreement]